Morgan Stanley Dean Witter New Discoveries
Item 77(o) 10f-3 Transactions
October 1, 2000 - March 31, 2001


Security
Date of
Purchase
Price
Of Shares
Shares
Purchased
%of
Assets
Total
Issued
Purchased
By Fund
Broker

Exodus

02/05/01

$18.00

38,200

0.140%

$234,000,000.00

0.200%

Goldman
Sachs
Transmeta
Corp.


11/06/00


$21.00


2,400


0.010%

$27,300,000.00


0.160%


Deutsche
Bank

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